Exhibit 99.1
NEWS ANNOUNCEMENT

CONTACT:
Felicia Hendrix	Joseph N. Jaffoni, Richard Land
Executive VP & Chief Financial Officer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Penn National Gaming Reports Third Quarter Revenues of $1.5 Billion,
Net Income of $86.1 Million, Adjusted EBITDAR of $480.3 Million, and Adjusted EBITDA of $364.3 Million

Barstool Sportsbook Mobile App Continues to Expand Through Disciplined Growth
While Driving Sustainable Market Share

Ongoing Growth in Core Businesses Driven by High-End Guests, Continued Engagement with Younger Demographics and Enhanced by New Technology

WYOMISSING, PA (November 4, 2021) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three and nine months ended September 30, 2021.

2021 Third Quarter Financial Highlights:

•Revenues of $1.5 billion, an increase of $382.1 million year over year and $157.3 million versus 2019;
•Net income of $86.1 million and net income margin of 5.7%, as compared to $141.2 million and 12.5%, respectively, in the prior year and net income of $43.7 million and net margin of 3.2% in 2019;
•Adjusted EBITDA of $364.3 million, an increase of $20.7 million year over year and $52.7 million versus 2019;
•Adjusted EBITDAR of $480.3 million, an increase of $27.7 million year over year and $72.4 million versus 2019; and
•Adjusted EBITDAR margins of 31.8%, as compared to 40.1% in the prior year and 30.1% in 2019.

For further information, we have posted a presentation to our website regarding the third quarter highlights and accomplishments, which can be found here.

Jay Snowden, President and Chief Executive Officer, commented: “We achieved many significant milestones in the third quarter. We successfully launched the Barstool Sportsbook mobile app in five states (Colorado, New Jersey, Tennessee, Virginia, and Arizona), which more than doubled our footprint. In addition, we opened Hollywood Casino York to strong initial results, began to roll out our market leading cashless, cardless, and contactless (“3Cs”) technology across the portfolio and continued to derive multiple tangible benefits from our highly differentiated omni-channel strategy. We also continued to generate revenues and EBITDAR significantly above 2019 levels, despite exogenous events that had a one-time impact on our quarter. While July was a record month, the second half of August and September was impacted by Hurricane Ida and regional flare-ups of the Delta variant, which reduced property Adjusted EBITDAR and Adjusted EBITDAR margins by an estimated $30 million and 85 basis points, respectively. As the operating environment has normalized, we have seen improved results in October. Further, Other Segment results included a $12.5 million lobbying expense to support the California sports betting initiative and $7.5 million in expenses related to new state launches of our Barstool Sportsbook app.

“In addition to the five new launches of our Barstool mobile sportsbook betting app, all of which occurred before the start of the football season, earlier this week, we launched our mobile sports betting app in Iowa, which expands our footprint to 10 states. Overall, we are benefiting from our increased scale and are driving higher handle and revenue market share across the board while remaining disciplined with our marketing and promotional spend. These results underscore our commitment to our business model, which remains focused on near term profitability rather than aggressive marketing aimed at generating short term increases in handle.

“We achieved an important milestone with the closing of our acquisition of Score Media and Gaming, Inc. (“theScore”) on October 19. Combined with the power of Barstool Sports, we are now well positioned to be North America’s leading digital, entertainment, sports content, gaming, and technology company. Barstool’s wide, top-of-funnel audience reach is highly complementary to the news, scores and stats available on theScore’s best in class media app, which will create a one-stop destination for the sports fan that does not exist today. Further, we are excited to bring theScore’s cutting-edge technology in house, which will provide us with a fully integrated media and betting solution as well as full ownership of our product roadmap.

“As the most popular sports media app in Canada, theScore is uniquely positioned to capitalize on the legalization of single event sports wagering in Ontario when the province is ready for launch. Consistent with our previously disclosed strategy, we anticipate theScore Bet will be our leading brand in Canada while we will continue to lead with Barstool Sportsbook in the U.S. Most importantly, we expect that both brands will benefit from the marketing support of Barstool Sports and integration with theScore’s media app. We are excited to welcome theScore’s rapidly growing team into the Penn National Gaming family and are looking forward to leveraging Canada’s world class talent pool of engineering and technology expertise.

Core Business Expansion

“The results from our core businesses continue to impress,” continued Mr. Snowden. “As stated above, excluding the impact of Hurricane Ida and the Delta variant in the quarter, we saw a continuation of the trends from prior quarters including growth in our VIP segments and our younger demographics. Our VIP segment grew by 33% compared to Q3 2019, fueled by increases in both the number of guests playing at higher levels and the frequency of their visitation. Additionally, we are experiencing continued engagement with our younger customers, who are generating new growth, and more than offset any declines in Q3 of our older core gaming customers due to the Delta variant. Importantly, October reflects more of what we saw in the first half of the third quarter with strong property level performance across our segments somewhat offset by new competition in Colorado and Indiana as well as the residual impact of gaming expansion in Pennsylvania. Meanwhile, our retail Barstool Sportsbook concepts have stimulated database growth and increased frequency of visitation in the younger segments, while boosting gaming and food and beverage spend. Following the recent passage of legalized sports betting in Louisiana, we opened retail sportsbooks at L’Auberge Casino Baton Rouge and Boomtown New Orleans, and we are looking forward to expanding into our remaining Louisiana properties pending regulatory approval.

“New technology is also driving demand. Downloads of our mychoice app, which enhances the customer experience, increases engagement, and improves marketing capabilities, increased 22% in the quarter while utilization is also higher. Additionally, our 3Cs technology provides a digitally integrated experience by offering a touchless, engaging, efficient, and convenient experience for our guests. This new technology removes friction from transactions and reduces wait times and lines. It also positions our properties for the future by fulfilling the expectations of younger consumers who expect cashless options at hospitality and entertainment venues. The 3Cs are now live at three properties in Pennsylvania and four in Ohio, and we plan to roll out the 3Cs to additional properties throughout this year and into next, pending regulatory approvals.

“On August 12th, we celebrated the opening of Hollywood Casino York, which is our third casino in the Commonwealth of Pennsylvania. This casino is built for the future, with new technologies and customer conveniences, including the 3Cs and a Barstool Sportsbook. While still early, we have been encouraged by the combined performance of Hollywood York and Hollywood Casino at Penn National Race Course. We are confident in our ability to grow the overall market due to the positioning of our properties in the region, particularly with the anticipated opening of Hollywood Casino Morgantown later this year, pending regulatory approvals. We recently opened a career center and are accepting applications for approximately 375 new positions at Hollywood Casino Morgantown, which will feature approximately 750 slot machines and 30 table games, a Barstool Sportsbook and multiple food and beverage outlets.

Barstool Sportsbook Gaining Momentum Through Our Highly Differentiated Strategy

Mr. Snowden continued, “With the return of football season, we have seen strong momentum with the Barstool Sportsbook in the states in which we operate, while maintaining our disciplined approach to marketing. Our results reinforce our confidence that the long-term winners in the space will be defined by broad market access, relevant sports brands, organic customer acquisition strategies and best-in-class products – all of which we are uniquely positioned to deliver.

“As evidenced by the September results in our most mature states, Pennsylvania and Michigan, the Barstool Sportsbook has gained meaningful handle market share through creative marketing and exclusive offerings, without relying on heavy promotional spending or paid media. In addition, we are beginning to see very encouraging retention numbers from our initial cohort of customers, reflecting the strong loyalty and brand affinity of the Barstool audience. We believe these trends will lead to sustainable revenue growth as we continue to leverage the structural advantages of our fully integrated media and omni-channel strategy. The benefits of this strategy were recently on full display in Illinois, where state regulations currently require in-person registration for mobile sports betting. In late-August, Dave Portnoy, Dan Katz and other Barstool personalities attended an on-premises event at Hollywood Casino Aurora in connection with a special promotion, leading to nearly 10,000 first-time depositors over a five-day period, with minimal paid media.

“We have also made significant improvements to our sports betting product, including the introduction of Parlay+ (same-game parlay) and shareable bet slips. Nearly 50% of our customers bet with Barstool exclusives and participate in merchandise promotions, odds boosts and opportunities to bet with or against popular Barstool talent. As a result, the Barstool Sportsbook is currently tied for the highest-rated sports betting app in North America in the Apple app store with a 4.8 user rating out of 5.0. We believe we will make even more meaningful improvements as we move to integrate our sportsbook with theScore’s best-in-class sports media app and betting technology which will provide us with a highly customizable and fully integrated technology solution. Meanwhile, we are continuing to bolster our iCasino offerings, including the recent launch of our Barstool-branded live dealer studio in New Jersey. We now operate iCasino across three states (Pennsylvania, Michigan, and New Jersey) and are positioned to gain additional market share with the launch last week of our first in-house developed, Barstool-branded digital iCasino game in New Jersey, ’Barstool Blackjack.’

“Meanwhile, Barstool Sports has continued its rapid ascent into one of the premier entertainment and lifestyle brands for Millennials and Generation Z. With a highly diversified revenue mix of advertising, brand licenses and commerce, Barstool is on track to once again meaningfully grow revenues year over year. Equally important, Barstool continues to aggressively pursue opportunities to unlock new channels for future growth. For example, Barstool recently announced its intent to support collegiate athletes in pursuing NIL (name, image, and likeness) sponsorship arrangements. In just a few months, Barstool has signed 135,000 collegiate athletes to serve as Barstool Athletes, demonstrating the incredible power of the brand across the younger demographic. In addition, One Bite frozen pizza was recently introduced exclusively at Walmart stores across the country, with initial sales exceeding expectations. Finally, we anticipate launching the first two stand-alone Barstool-branded sports bars in the coming months in Philadelphia and Chicago, which will represent an extension of our omni-channel strategy to more targeted, flexible, and highly valued locations.

Continuing to Care for our People, our Communities, and the Planet

“On August 29, Hurricane Ida hit Louisiana as one of the most devastating storms to strike the United States. The response from our team members across the country in the aftermath once again demonstrated the compassion and dedication our Penn family has for one another and the communities we serve. With limited supplies available in New Orleans, and basic utilities completely disabled, our sister properties helped to provide temporary housing and much needed provisions. In addition, our Penn National Gaming Foundation established the ‘Hurricane Ida Emergency Relief Fund’ for team members to apply for financial assistance for immediate needs.

“Additionally, with female members comprising 44% of our Corporate Board of Directors, we are proud to be both an honoree at the Women’s Forum of New York’s Annual Breakfast of Champions for ‘Leading the Way to Gender Balance on Corporate Boards’ as well as a ‘Champion of Board Diversity’ by The Forum of Executive Women, the Greater Philadelphia Region’s premier women’s organization, which annually honors the top public companies in the Philadelphia region with 30% or more women on their respective boards.

“Further we continue our strong support for our nation’s heroes, through new partnerships with the Concussion Legacy Foundation, which launched a special project focused on CTE & PTSD research on veterans. We are also offering financial support to the ‘No One Left Behind,’ organization, which provides funds to help Afghan special immigration visa recipients (SIVs) with food, housing, clothing and a no-interest loan program which helps immigrant families become self-sufficient.

“Finally, we are continuing our sustainability efforts. We are reducing carbon emissions by adding electric vehicle (EV) charging stations at our properties. We have installed EV charging stations at 24% of our properties, with an additional 32% on schedule for roll-out over the next 12 months. We remain focused on reducing plastic waste as 75% of our hotel properties are now utilizing bulk amenity dispensers for shampoo, conditioner, and body wash. We also prioritize sustainable food production and supply chains through fair trade, hormone-free and reduced-antibiotic F&B procurement.”

Strong Balance Sheet and Liquidity

On July 1, 2021, we closed on our private offering of $400 million aggregate principal amount of 4.125% senior notes due 2029. Traditional net debt as of September 30, 2021 was $45 million, a decrease of $71 million during the quarter, principally due to repayments under our senior secured credit facilities. Our lease-adjusted net leverage was 3.9x based on Adjusted EBITDAR through the trailing 12 months ended September 30, 2021. Our balance sheet cash as of September 30, 2021 was $2.7 billion and our total liquidity inclusive of our undrawn revolver was $3.4 billion, providing us with ample capacity to pursue additional growth initiatives. Subsequent to quarter end, on October 19, we completed the acquisition of Score Media and Gaming Inc. for total consideration of approximately $1.9 billion, of which approximately $923 million was paid in cash.

Summary of Third Quarter Results

	For the three months ended September 30,
(in millions, except per share data, unaudited)	2021	2020	2019
Revenues	$1,511.8	$1,129.7	$1,354.5
Net income	86.1	141.2	43.7

Adjusted EBITDA (1)	$364.3	$343.6	$311.6
Rent expense associated with triple net operating leases (2)	116.0	109.0	96.3
Adjusted EBITDAR (1)	$480.3	$452.6	$407.9
Payments to our REIT Landlords under Triple Net Leases, inclusive of rent credits utilized (3)	$228.5	$228.1	$222.6

Diluted earnings per common share	$0.52	$0.93	$0.38
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.
(2)Consists of the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) ("GLPI") and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc.(individually referred to as the Penn Master Lease and Pinnacle Master Lease, respectively, and are collectively referred to as our “Master Leases”), which is primarily land, our individual triple net leases with GLPI for the real estate assets used in the operation of Tropicana Las Vegas Hotel and Casino, Inc. and Hollywood Casino at Meadows Racetrack, and our individual triple net leases with VICI Properties Inc. (NYSE: VICI) ("VICI") for the real estate assets used in the operations of Margaritaville Casino Resort and Greektown Casino-Hotel (referred to collectively as our “triple net operating leases”). During the three months ended September 30, 2021 and 2020, we recorded noncash rent expense associated with the Tropicana Lease of $10.7 million and $7.7 million, respectively. The finance lease components contained within our Master Leases (primarily buildings), the Perryville Lease determined to be a finance lease, and the financing obligation associated with the Morgantown Lease result in interest expense or interest expense and depreciation expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, “Leases.”
(3)Consists of payments made to GLPI and VICI (referred to collectively as our “REIT Landlords”) under the Master Leases, the Perryville Lease (effective July 1, 2021), the Meadows Lease, the Margaritaville Lease, the Greektown Lease and the Morgantown Lease. Although we collectively refer to the Master Leases, the Perryville Lease, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, the Morgantown Lease and the Tropicana Lease as our “Triple Net Leases,” the rent under the Tropicana Lease is nominal. During three months ended September 30, 2020, we utilized rent credits totaling $141.7 million to pay rent under the Penn Master Lease, Pinnacle Master Lease and Meadows Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its properties into four reportable segments: Northeast, South, West and Midwest.

	For the three months ended September 30,			For the nine months ended September 30,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Revenues:
Northeast segment (1)	$672.4	$545.1	$628.9	$1,895.8	$1,168.5	$1,778.6
South segment (2)	318.2	255.6	276.6	982.3	600.4	850.7
West segment (3)	145.7	78.7	161.5	382.7	223.0	484.4
Midwest segment (4)	285.7	229.1	275.8	815.2	493.2	815.3
Other (5)	96.5	23.7	12.4	282.1	71.6	31.9
Intersegment eliminations (6)	(6.7)	(2.5)	(0.7)	(25.6)	(5.4)	(0.7)
Total revenues	$1,511.8	$1,129.7	$1,354.5	$4,332.5	$2,551.3	$3,960.2

Adjusted EBITDAR:
Northeast segment (1)	$221.1	$204.8	$189.1	$645.9	$325.7	$540.1
South segment (2)	137.0	120.3	89.0	448.0	217.3	279.6
West segment (3)	54.5	33.6	50.6	151.1	55.2	151.0
Midwest segment (4)	125.8	108.5	104.3	374.0	173.4	301.3
Other (5)	(58.1)	(14.6)	(25.0)	(105.1)	(42.2)	(66.1)
Intersegment eliminations (6)	—	—	(0.1)	—	—	(0.1)
Total Adjusted EBITDAR (7)	$480.3	$452.6	$407.9	$1,513.9	$729.4	$1,205.8
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Perryville (acquired July 1, 2021), Hollywood Casino Toledo, Hollywood Casino York (opened August 12, 2021), Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Hollywood Casino at Meadows Racetrack, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino. Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas Hotel and Casino, and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.
(5)The Other category consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, and Sam Houston and Valley Race Parks (the remaining 50% was acquired by Penn National on August 1, 2021), and the Company’s JV interests in Freehold Raceway; our management contract for Retama Park Racetrack and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour ("HPT"). The Other category also includes Penn Interactive, which operates social gaming, our internally-branded retail sportsbooks, iGaming and our Barstool Sportsbook mobile app. Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consist of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have not otherwise been allocated to a property. For the three and nine months ended September 30, 2021, 2020 and 2019 corporate overhead costs were $27.8 million, $20.1 million, and $27.5 million, and $77.9 million, $61.0 million, $74.2 million, respectively. In addition, Adjusted EBITDAR of the Other category includes our proportionate share of the net income or loss of Barstool Sports after adding back our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense).
(6)Primarily represents the elimination of intersegment revenues associated with our internally-branded retail sportsbooks, which are operated by Penn Interactive.
(7)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Supplemental Information
Given the COVID-19 pandemic and the resulting temporary closure of all of the Company’s gaming and racing properties in 2020, the Company believes presenting information regarding the Company’s financial results for the three and nine months ended September 30, 2019 is useful to investors to evaluate the Company’s performance for the three and nine months ended September 30, 2021.

The Company acquired Perryville on July 1, 2021, the remaining 50% ownership of our joint venture, Sam Houston, on August 1, 2021 and Greektown on May 23, 2019. Although the Company did not own Perryville and 100% of Sam Houston for the entire year of 2021, 2020 or 2019, nor did it own Greektown from January 1, 2019 through May 22, 2019, the Company believes the following supplemental information is useful to investors to assess the value these transactions bring to the Company and its shareholders.

The table below shows operating results of (i) the acquired Perryville, Sam Houston and Greektown properties for the pre-acquisition periods (ii) the ceased operations of Resorts Casino Tunica.

	For the three months ended September 30,			For the nine months ended September 30,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Revenues:
Perryville (1)		$20.8	$19.5	$47.4	$40.5	$58.6
Sam Houston (1)	$1.1	$8.5	$4.8	$9.8	$14.2	$21.0
Greektown (1)						$133.5
Resorts Casino Tunica (2)						$(9.8)

Adjusted EBITDAR:
Perryville (1)		$5.4	$4.5	$11.8	$8.1	$13.3
Sam Houston (1)(3)	$—	$—	$—	$0.8	$0.7	$0.3
Greektown (1)(4)						$43.0
Resorts Casino Tunica (2)						$1.4

(1)The operating results of Perryville, Sam Houston and Greektown were derived from historical financial information. Revenues and Adjusted EBITDAR earned by the aforementioned entities do not reflect any cost savings or revenue synergies from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the transactions.
(2)The Company ceased operations of Resorts Casino Tunica on June 30, 2019.
(3)The Adjusted EBITDAR for Sam Houston is adjusted for 50% of operating results included in the Company's income from unconsolidated affiliates prior to the acquisition.
(4)The operating results of Greektown were adjusted to conform to the Company’s methodology of allocating certain corporate expenses to properties.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended September 30,			For the nine months ended September 30,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Net income (loss)	$86.1	$141.2	$43.7	$375.7	$(681.8)	$136.0
Income tax expense (benefit)	36.4	(14.3)	19.6	110.1	(172.2)	53.0
Income from unconsolidated affiliates	(9.1)	(5.0)	(9.8)	(27.8)	(7.4)	(21.7)
Interest expense, net	144.9	142.3	133.5	418.6	407.1	400.5
Other income	(19.2)	(68.0)	(7.2)	(43.1)	(75.5)	(7.2)
Operating income (loss)	239.1	196.2	179.8	833.5	(529.8)	560.6
Stock-based compensation	8.5	2.8	3.7	21.9	11.7	10.4
Cash-settled stock-based awards variance	5.2	39.5	(3.4)	14.3	46.7	(6.4)
Loss (gain) on disposal of assets	0.3	(6.0)	7.4	0.1	(33.9)	8.3
Contingent purchase price	0.6	—	1.2	1.9	(1.4)	7.0
Pre-opening expenses (1)	1.6	4.8	7.4	2.8	11.5	15.5
Depreciation and amortization	83.7	87.7	106.3	246.9	275.3	316.4
Impairment losses	—	—	—	—	616.1	—
Insurance recoveries, net of deductible charges	—	—	(1.5)	—	(0.1)	(1.5)
Income from unconsolidated affiliates	9.1	5.0	9.8	27.8	7.4	21.7
Non-operating items of equity method investments (2)	3.0	1.2	0.9	6.0	3.2	2.8
Other expenses (1) (3)	13.2	12.4	—	15.8	12.4	—
Adjusted EBITDA	364.3	343.6	311.6	1,171.0	419.1	934.8
Rent expense associated with triple net operating leases	116.0	109.0	96.3	342.9	310.3	271.0
Adjusted EBITDAR	$480.3	$452.6	$407.9	$1,513.9	$729.4	$1,205.8
Net income (loss) margin	5.7%	12.5%	3.2%	8.7%	(26.7)%	3.4%
Adjusted EBITDAR margin	31.8%	40.1%	30.1%	34.9%	28.6%	30.4%
(1)    During 2019, 2020 and during the first quarter of 2021, acquisition costs were included within pre-opening and acquisition costs. Beginning with the quarter ended June 30, 2021, acquisition costs are presented as part of other expenses.
(2)    Consists principally of interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense associated with Barstool Sports, Inc. and our Kansas Entertainment, LLC joint venture. We record our portion of Barstool Sports, Inc.'s net income or loss, including adjustments to arrive at Adjusted EBITDAR, one quarter in arrears.
(3)    Consists of non-recurring acquisition and transaction costs, finance transformation costs associated with the implementation of our new Enterprise Resource Management system and non-recurring restructuring charges (primarily severance) associated with a company-wide initiative, triggered by the COVID-19 pandemic, designed to (i) improve the operational effectiveness across our property portfolio; (ii) improve the effectiveness and efficiency of our Corporate functional support area.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the three months ended September 30,			For the nine months ended September 30,
(in millions, except per share data)	2021	2020	2019	2021	2020	2019
Revenues
Gaming	$1,256.2	$993.6	$1,088.5	$3,643.7	$2,155.7	$3,185.2
Food, beverage, hotel and other	255.6	136.1	266.0	688.8	395.6	775.0
Total revenues	1,511.8	1,129.7	1,354.5	4,332.5	2,551.3	3,960.2
Operating expenses
Gaming	652.4	458.1	587.5	1,801.1	1,101.0	1,699.1
Food, beverage, hotel and other	160.1	70.1	171.2	431.8	260.0	500.5
General and administrative	376.5	317.6	309.7	1,019.2	828.7	883.6
Depreciation and amortization	83.7	87.7	106.3	246.9	275.3	316.4
Impairment losses	—	—	—	—	616.1	—
Total operating expenses	1,272.7	933.5	1,174.7	3,499.0	3,081.1	3,399.6
Operating income (loss)	239.1	196.2	179.8	833.5	(529.8)	560.6
Other income (expenses)
Interest expense, net	(144.9)	(142.3)	(133.5)	(418.6)	(407.1)	(400.5)
Income from unconsolidated affiliates	9.1	5.0	9.8	27.8	7.4	21.7
Other	19.2	68.0	7.2	43.1	75.5	7.2
Total other expenses	(116.6)	(69.3)	(116.5)	(347.7)	(324.2)	(371.6)
Income (loss) before income taxes	122.5	126.9	63.3	485.8	(854.0)	189.0
Income tax benefit (expense)	(36.4)	14.3	(19.6)	(110.1)	172.2	(53.0)
Net income (loss)	86.1	141.2	43.7	375.7	(681.8)	136.0
Less: Net loss attributable to non-controlling interest	—	0.7	0.2	0.1	1.2	0.4
Net income (loss) attributable to Penn National	$86.1	$141.9	$43.9	$375.8	$(680.6)	$136.4

Earnings (loss) per share:
Basic earnings (loss) per share	$0.55	$1.02	$0.38	$2.40	$(5.36)	$1.18
Diluted earnings (loss) per share	$0.52	$0.93	$0.38	$2.24	$(5.36)	$1.16

Weighted-average common shares outstanding—basic	156.1	138.2	115.2	155.9	126.9	115.8
Weighted-average common shares outstanding—diluted	172.7	155.5	116.7	172.7	126.9	117.7

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$2,729.3	$1,853.8

Bank debt	$1,579.8	$1,628.1
Notes (1)	1,130.5	730.5
Other long-term obligations (2)	64.2	73.0
Total traditional debt	2,774.5	2,431.6
Financing obligation (3)	84.6	—
Less: Debt discounts and debt issuance costs	(109.6)	(119.0)
	$2,749.5	$2,312.6

Traditional net debt (4)	$45.2	$577.8
(1)Inclusive of our 5.625% Notes due 2027, 4.125% Notes due 2029 and our 2.75% Convertible Notes due 2026.
(2)Other long-term obligations as of September 30, 2021 primarily includes $52.8 million related to relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $11.4 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Represents cash proceeds received on certain claims of which the principal repayment is contingent and classified as a financing obligation under Accounting Standards Codification Topic 470, “Debt.”
(4)Traditional net debt in the table above is calculated as “Total traditional debt,” which is the principal amount of debt outstanding (excludes the financing obligation associated with cash proceeds received on certain claims of which the principal repayment is contingent) less “Cash and cash equivalents.”
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended September 30,			For the nine months ended September 30,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Cash payments to our REIT Landlords under Triple Net Leases (1)	$228.5	$86.4	$222.6	$683.6	$396.0	$645.4
Cash payments (refunds) related to income taxes, net	$47.9	$(4.8)	$16.4	$75.6	$(6.0)	$20.9
Cash paid for interest on traditional debt	$21.7	$33.0	$38.0	$65.0	$87.3	$100.5
Maintenance capital expenditures	$52.3	$21.5	$35.5	$91.3	$65.7	$118.5
(1)Consists of payments made under the Master Leases, the Perryville Lease (effective July 1, 2021), the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and the Morgantown Leases, in cash. As previously noted, the cash rent under the Tropicana Lease is nominal. During the three and nine months ended September 30, 2020, we utilized rent credits totaling $141.7 million and $272.5 million to pay rent under the Penn Master Lease, Pinnacle Master Lease and Meadows Lease.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries, net of deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening expenses; and other. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports, Inc. ("Barstool Sports") and our Kansas Entertainment, LLC joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within our triple net master lease dated November 1, 2013 with GLPI and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc. (primarily land), our individual triple net leases with GLPI for the real estate assets used in the operation of Tropicana Las Vegas Hotel and Casino, Inc. and Hollywood Casino at Meadows Racetrack, and our individual triple net leases with VICI for the real estate assets used in the operations of Margaritaville Casino Resort and Greektown Casino-Hotel). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations of certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.

We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.

Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.

Management Presentation, Conference Call, Webcast and Replay Details
Penn National is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. During the call, management will review an earnings presentation that can be accessed here.

The conference call number is 212-231-2938. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
With the nation's largest and most diversified regional gaming footprint, including 43 properties across 20 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool is exclusively promoting the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. In addition, in October 2021, Penn National acquired Score Media and Gaming, Inc. (“theScore”). Combined with the power of Barstool Sports, Penn National is now well positioned to be North America’s leading digital, entertainment, sports content, gaming and technology company. Barstool’s wide top of funnel audience reach is highly complementary to the news, scores and stats available on theScore’s best in class media app, which will create a one-stop destination for the sports fan that does not exist today. The Company's omni-channel approach is further bolstered by the mychoice loyalty program, which rewards and recognizes its over 24 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: COVID-19; continued demand for the gaming properties that have reopened and the possibility that the Company’s gaming properties may be required to close again in the future due to COVID-19; the impact of COVID-19 on general economic conditions, capital markets, unemployment, and the Company’s liquidity, operations, supply chain and personnel; the potential benefits of the Company’s Score Media & Gaming, Inc. (“theScore”) acquisition; the Company’s estimated cash burn and future liquidity, future revenue and Adjusted EBITDAR, including from the Company’s investment in Barstool sports and its ongoing launch of its iGaming products and online sports betting products, including the Barstool Sportsbook mobile app; the Company’s expectations of future results of operations and financial condition, including margins; the Company’s expectations for its properties and the potential benefits of the cashless, cardless and contactless (“3Cs”) technology; the Company’s development projects; the timing, cost and expected impact of planned capital expenditures on the Company’s results of operations; the anticipated opening dates of the Company’s retail sportsbooks in future states; the Company’s expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies the Company have acquired or may acquire; the outcome and financial impact of the litigation in which the Company is or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; the Company’s ability to maintain regulatory approvals for its existing businesses and to receive regulatory approvals for its new business partners; the Company’s expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on the Company’s existing businesses; and the performance of the Company’s partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the magnitude and duration of the impact of the COVID-19 pandemic on general economic conditions, capital markets, unemployment, consumer spending and the Company’s liquidity, financial condition, supply chain, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19, and other natural or man-made disasters or catastrophic events; (d) the Company’s ability to access additional capital on favorable terms or at all; (e) the Company’s ability to remain in compliance with the financial covenants of its debt obligations; (f) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic that could negatively impact guest loyalty and the Company’s ability to attract and retain employees; (g) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (h) the impact of new or changes in current laws, regulations, rules or other industry standards; (i) the ability of the Company’s operating teams to drive revenue and margins; (j) the impact of significant competition from other gaming and entertainment operations; (k) the Company’s ability to obtain timely regulatory approvals required to own, develop and/or operate its properties, or other delays, approvals or impediments to completing its planned acquisitions or projects, construction factors, including delays, and increased costs; (l) the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which the Company does or seek to do business; (m) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (n) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners and municipalities for such transactions; (o) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (p) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (q) with respect to new casinos, risks relating to construction, and its ability to achieve its expected budgets, timelines and investment returns; (r) the Company may not be able to achieve the anticipated financial returns from the acquisition of “theScore”, including due to fees, costs and taxes in connection with the integration of theScore and expansion of its betting and content platform; (s) there is significant competition in the interactive gaming market; (t) potential adverse reactions or changes to business or regulatory relationships resulting from the acquisition of theScore; (u) the ability of the Company to retain and hire key personnel; and (v) other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.